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                                                     Registration No. 333-13325
                                                              Filed Pursuant to
                                                      Rule 424(b)(3) and 424(c)


PROSPECTUS SUPPLEMENT
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STARWOOD LODGING TRUST                             STARWOOD LODGING CORPORATION
                 Supplement to Prospectus Dated October 9, 1996


                      Paired Common Shares, consisting of:

Shares of Beneficial Interest of                       Shares of Common Stock of
Starwood Lodging Trust                              Starwood Lodging Corporation
($.01 par value per share)                            ($.01 par value per share)


                               ------------------

                              SELLING SHAREHOLDERS


        On or about February 12, 1997, Edward J. Rohling ("Rohling") and Gregory Beer ("Beer"), each an individual, and Hospitality Partners, a District of Columbia general partnership ("Hospitality" and, together with Rohling and Beer, the "Sellers"), all of whom are among the Selling Shareholders referred to in the Prospectus, determined to sell an aggregate of 30,708 securities consisting of shares of beneficial interest, $.01 par value per share, of Starwood Lodging Trust, a Maryland real estate investment trust (each a "Trust Share"), and shares of common stock, $.01 par value per share, of Starwood Lodging Corporation, a Maryland corporation (each a "Corporation Share"), which are paired and trade as units consisting of one Trust Share and one Corporation Share (together, the "Paired Common Shares"). The Sellers expect that their sale of the 30,708 Paired Common Shares will occur through a series of open market transactions, at current market prices, on the New York Stock Exchange ("NYSE"), over a three-day period. On February 14, 1997, the closing price for the Paired Common Shares on the NYSE was $40.625 per Paired Common Share. Merrill Lynch acted as broker for Rohling, AG Edwards & Sons, Inc., acted as broker for Beer and Fidelity Brokerage Services, Inc., acted as a broker for Hospitality; no commissions, other than brokers' commissions of approximately $0.05 to $0.22 per Paired Common Share, customary in the types of transactions involved, were paid in connection with the sales by the Sellers of the Paired Common Shares.




          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 14, 1997.